UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 1, 2015

Fresh Medical Laboratories, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-54600	20-1922768
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

757 East South Temple
Suite 150
Salt Lake City, Utah	84102
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
(801) 204-9623

N/A
(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant

Fresh Medical Laboratories, Inc. (the “Company”) has been party to a promissory note (the “Original Note”) issued to founder William Fresh in the amount of $929,535.64, which accrued interest at 11.10% per annum, was unsecured and was due on April 30, 2015.   On May 1, 2015, the Company and Mr. Fresh entered into the Amended and Restated Master Loan Agreement and Promissory Note (the “Revised Note”), which terminated and superseded the Original Note.  As part of the transaction, the Company paid to Mr. Fresh $249,347.90 in accrued but unpaid interest under the Original Note and $29,535.64 in principal.

The Revised Note is in the principal amount of $900,000.  Interest under the Revised Note accrues at the rate of 11.1% per annum and is payable monthly in arrears.  The Company is obligated to make a $250,000 principal payment on January 1, 2016, and the Revised Note matures on April 30, 2017.   The Revised Note is unsecured and includes standard creditor remedies for unsecured notes in the event of a default.  Events of default include failure to make a payment within five days of the due date and various insolvency events.

The description set forth above is a summary and, as a result, necessary omits certain detailed information.  For all terms and conditions of the Revised Note, see the copy of the Revised Note provided herewith as Exhibit 10.

 Item 9.01 Exhibits.

d. Exhibits

Exhibit Number	Description
10	Amended and Restated Master Loan Agreement and Promissory Note with William Fresh

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fresh Medical Laboratories, Inc.

Dated:  May 5, 2015

 By /s/ Steven C. Eror

      Steven C. Eror,

Chief Executive Officer